Exhibit 10.1

CONVERTIBLE Security Investment AGREEMENT

THIS CONVERTIBLE SECURITY INVESTMENT AGREEMENT (this “Agreement”) is made as of the 16th day of January, 2024 (the “Effective Date”), by and among AST SpaceMobile, Inc., a Delaware corporation (the “Company”), and the individuals and/or entities who become party hereto from time to time upon execution of a counterpart signature page (the “Purchaser Signature Page”) in substantially the form attached hereto as Exhibit A (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, at the Closing (as defined below), the Company desires to issue and sell to one or more Purchasers convertible notes, each in substantially the form attached hereto as Exhibit B (each a “Note” and together with any other Note issued pursuant to this Agreement, and with any exchange or replacement thereof, the “Notes”), with each Note convertible, in accordance with its terms, into shares of the Company’s Class A Common Stock; and

WHEREAS, in connection with the issuance and sale of the Notes, the Company and the Purchasers intend to enter into the Registration Rights Agreement (as defined below), pursuant to which the Company will agree to provide certain registration rights in respect of the shares of Class A Common Stock issuable upon conversion of the Notes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

Article I

PURCHASE, SALE AND TERMS OF NOTES

1. Sale and Issuance of the Notes; Schedule of Purchasers. Subject to the terms and conditions of this Agreement, at each Closing (as defined below), the Company agrees to issue and sell to each of the Purchasers, and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, each of the Purchasers, severally and not jointly, agrees to purchase, a Note in the principal amount set forth on the Purchaser Signature Page for such Purchaser for such Closing. The Company shall maintain and update the Schedule of Purchasers attached hereto as Exhibit C to include the names, addresses and initial principal amounts of the Notes purchased by the Purchasers at each Closing.

2. Closing; Delivery. The purchase and sale of the Notes shall take place remotely via the exchange of documents on January 22, 2024 or at such other time as the Company and the Purchasers purchasing the Notes at Closing shall agree (the “Initial Closing” and in the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified). At each Closing, the Company shall issue and deliver to each Purchaser purchasing a Note at such Closing such Purchaser’s Note, and such Purchaser shall pay the Company the purchase price for such Purchaser’s Note equal to the principal amount set forth on the Purchaser Signature Page for such Purchaser by wire transfer of immediately available funds in accordance with the instructions of the Company. The Initial Closing will be contingent upon the simultaneous closing and funding of an aggregate amount of $110,000,000 of the Subordinated Obligations. Nothing herein shall prohibit the Company from issuing additional Notes following the Initial Closing, and in connection therewith, the Company shall update the Schedule of Purchasers attached hereto as Exhibit C. At each Closing, the Company and each Purchaser purchasing a Note as such Closing shall deliver a duly executed counterpart of the Registration Rights Agreement.

3. No Usury. This Agreement and the Notes issued pursuant to the terms of this Agreement are hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Purchasers hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of Delaware. If at any time the performance of any provision hereof or the Notes involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable Law, then automatically and retroactively, ipso facto, the agreed upon interest rate as set forth in the Notes shall be reduced to such limit, it being the specific intent of the Company and the Purchasers that all payments under this Agreement or the Notes are to be credited first to interest as permitted by law, but not in excess of (a) the agreed rate of interest set forth in the Notes, or (b) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provisions of this paragraph shall never be superseded or waived and shall control every other provision of this Agreement and the Notes.

4. Use of Proceeds. In accordance with the directions of the Company’s board of directors, the Company will use the proceeds from the sale of the Notes for working capital and other general corporate purposes. The Company and its subsidiaries will not, directly or indirectly, (i) use any part of the proceeds from the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary or joint venture partner or, knowingly to any other Person (as defined below), to fund or facilitate any dealings or transactions with, involving or for the benefit of any Sanctioned Person (as defined below), a Person located in a Sanctioned Country (as defined below), or otherwise in any manner that would constitute or give rise to a violation of any Sanctions (as defined below) or Export Controls Laws (as defined below) by any Person or (ii) use any part of the proceeds from the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary or joint venture partner or, knowingly to any other Person, to repay any existing indebtedness of the Company.

5. Defined Terms. In addition to any additional term defined above or below this ARTICLE I, Section 5, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such specified Person. For purposes of this definition, “control,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Atlas Credit Facility” means the senior secured term loan credit agreement by and among the Company, AST & Science, LLC, ACP Post Oak Credit II LLC and the lenders party thereto, dated as of August 14, 2023.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Class A Common Stock” means shares of the Company’s Class A common stock, par value $0.0001 per share.

“Class B Common Stock” means shares of the Company’s Class B common stock, par value $0.0001 per share.

“Class C Common Stock” means shares of the Company’s Class C common stock, par value $0.0001 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” refers collectively to the Company’s Class A Common Stock, Class B Common Stock and Class C Common Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means:

a)	default in any payment of interest on any Note for three (3) Business Days after such interest is due;

b)	default in the payment of principal of any Note when due and payable on the Maturity Date (as defined in the Note), upon declaration of acceleration or otherwise;

c)	failure of the Company to comply with its obligation to convert the Notes in accordance with this Agreement or any Note upon exercise of a Holder’s conversion right;

d)	failure by the Company to perform, or breach by the Company of any other covenant, agreement or condition (except for any failure by the Company to perform, or breach by the Company of Article II, Section 8 or Article IV, Section 1), and such failure or breach continues for thirty (30) days after the earlier of (i) notice to the Company or (ii) the Company becoming aware of such failure or breach;

e)	failure of the Company to issue a Fundamental Change Notice when required to do so pursuant to Section 2.4 of the Note;

f)	the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

g)	an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs prior to the Maturity Date or earlier conversion:

a)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (as defined below) other than the Company or other than Abel Avellan and his Permitted Transferees (as defined in the Company’s Amended and Restated Stockholders Agreement), files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock (or such common equity into which the Common Stock has been reclassified) representing more than 50% of the voting power of the Common Stock (or such common equity into which the Common Stock has been reclassified) provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;

b)	the consummation of (i) any share exchange, consolidation or merger of the Company pursuant to which all of the Common Stock will be converted into cash, securities of another entity or other property or assets, unless (A) the stockholders of the Company immediately prior to such transaction hold a majority of the voting securities of such entity following such share exchange, consolidation or merger or (B) a majority of the board of directors of the resulting entity were either directors of the Company prior to such share exchange, consolidation or merger, were nominated for election or elected to such board of directors with the affirmative vote of a majority of the members of the board of directors of the Company or were nominated for election or elected by the stockholders entitled to nominate or designate directors pursuant to the Company’s Stockholders Agreement; or (ii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person; or

c)	the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

“Fundamental Change Notice” means a written notice from the Company to all Holders, specifying:

a)	the events causing the Fundamental Change;

b)	the effective date of the Fundamental Change; and

c)	the last date on which a Holder may exercise its conversion right prior to such Fundamental Change in accordance with Section 4.1 of its Note, as applicable.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Approvals” means all authorizations, consents, orders, approvals, filings and declarations, and all expirations of waiting periods required from, any Governmental Authority required for the consummation of the Transactions shall have been filed, occurred or been obtained, including under the HSR Act.

“Governmental Authority” means the government of the United States, any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Holder” means the original Purchaser and any permitted assigns thereof.

“Investment Company” means a Person that is primarily engaged in the business of investing in securities and/or making loans or investments, including (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended or similar non-U.S. laws, and (ii) for the avoidance of doubt, any bank, pension fund, sovereign wealth fund, family office, venture fund, credit fund, mezzanine debt provider, export/import bank or governmental agency or quasi-governmental agency funding vehicle.

“Law” means any federal, state, local, foreign, national, international or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, standard, determination, order, writ, injunction, decree, arbitration award, authorization, license, permit or other binding directive or guidance of a Governmental Authority.

“Lone Star Facility” means the loan agreement by and among the AST & Science, LLC, AST & Science Texas LLC, AST SpaceMobile Manufacturing, LLC and Lone Star State Bank of West Texas, dated as of August 14, 2023.

“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations or financial condition of the Company or its subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the Transactions or in any other documents, agreements or instruments entered into in connection with the Transactions or (iii) the authority or ability of the Company or any of its subsidiaries to perform any of their respective obligations under the Transactions; provided that, none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

a)	changes generally affecting the economy or financial markets in the United States or other countries in which the Company or its subsidiaries conduct material operations or changes that are the result of acts of war or terrorism;

b)	changes that are the result of factors generally affecting the industries in which the Company or its subsidiaries operate;

c)	any loss of, or adverse change in, the relationship of the Company or its subsidiaries with its customers, employees or suppliers proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

d)	changes in United States generally accepted accounting principles or in any statute, rule or regulation unrelated to the Transaction and of general applicability after the date of this Agreement;

e)	any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; and

f)	a decline in the price of the Common Stock;

provided, that the exceptions in clauses (e) and (f) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect; provided, further, that, with respect to clauses (a), (b) and (d), such change, event, circumstance or development may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such change, event, circumstance or development has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Company and its subsidiaries as compared to other companies of similar size operating in the industries in which the Company and its subsidiaries operate.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Person” means an individual or legal entity, including but not limited to a corporation, a limited liability company, a partnership, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof.

“Preferred Stock” means shares of the Company’s preferred stock, par value $0.0001 per share.

“Qualified Convertible Security” refers to any security exchangeable for, redeemable for or convertible into Class A Common Stock; provided, however, that, none of the following shall constitute a Qualified Convertible Security:

a)	any security issued pursuant to an agreement executed at least 12 or 24 months (as applicable) after the Initial Closing;

b)	restricted share or restricted share units, or options to employees, officers or directors of the Company pursuant to any share or option plan duly adopted for such purpose;

c)	any security initially issued in a primary offering registered under the Securities Act, provided that no such security was directly offered in such primary offering to a Strategic Partner or any warrants issued to a commercial party pursuant to a commercial agreement with an exercise price no less than $5.75 (as proportionately increased or decreased as necessary to reflect the proportionate change in the shares of Class A Common Stock as a result of any stock dividends, stock splits, recapitalizations, combinations, consolidations or the like);

and

d)	any security sold only to purchasers that are either an Investment Company or Covered Company (as defined in 17 C.F.R. Part 270.3c-5); provided, however, that:

i.	no such purchaser is a Strategic Partner or an Affiliate of a Strategic Partner;

ii.	no such purchaser beneficially owns in excess of 10% of a Strategic Partner; and

iii.	no such purchaser is purchasing such security with a view of distribution to a Strategic Partner or any Person that beneficially owns in excess of 10% of a Strategic Partner.

“Registration Rights Agreement” means that certain Investor and Registration Rights Agreement, to be dated as of the date of the Initial Closing, with respect to the registration of the Class A Common Stock issuable upon conversion of the Note and certain other related matters.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Strategic Partner” means a Person primarily in the business of telecommunications or fiberoptics.

“Subordinated Obligations” means all Notes issued hereunder and any additional Notes issued by the Company following the Initial Closing.

“Trading Day” means, with respect to the Class A Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on Nasdaq (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the Class A Common Stock are then traded.

“Transactions” means collectively, the execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Notes on each Closing.

“VWAP” means the per share volume-weighted average sale price of the Class A Common Stock on Nasdaq (or other national securities exchange on which the Class A Common Stock are then listed), as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service as determined by the Company.

Article II

REPRESENTATIONS, WARRANTIES and covenants OF THE COMPANY

The Company represents and warrants to each Purchaser that the representations and warranties are true and correct as of the date hereof and, with respect to each Purchaser purchasing a Note at a Closing, as of such Closing, except as otherwise indicated:

1. Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, and its subsidiaries, taken as a whole, it being noted that on February 16, 2023 a petition to the Delaware Court of Chancery for relief pursuant to Section 205 of the Delaware General Corporate Law was filed, which petition was granted by the Court of Chancery on March 14, 2023. Each of the Company’s significant subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Laws) under the laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s significant subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2. Capitalization.

(a) Authorized Stock. As of December 31, 2023, the authorized capital stock of the Company consisted of: 1,225,000,000 shares, consisting of (i) 800,000,000 shares of Class A Common Stock, of which 90,161,309 shares are issued and outstanding, (ii) 200,000,000 shares of Class B Common Stock, of which 50,041,757 shares are issued and outstanding, (iii) 125,000,000 shares of Class C Common Stock, of which 78,163,078 shares are issued and outstanding and (iv) 100,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”).

(b) The outstanding shares of Common Stock and Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities laws, or pursuant to valid exemptions therefrom, it being noted that on February 16, 2023 a petition to the Delaware Court of Chancery for relief pursuant to Section 205 of the Delaware General Corporate Law was filed, which petition was granted by the Court of Chancery on March 14, 2023.

3. Valid Issuance. The Notes have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Notes will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to the limitation of such enforcement by the Enforceability Exceptions (as defined below). The Company has available for issuance the maximum number of shares of the Company’s Class A Common Stock initially issuable upon conversion of the Notes if such conversion were to occur immediately following the Closing. The Class A Common Stock to be issued upon conversion of the Notes in accordance with the terms of the Notes has been duly authorized, and when issued upon conversion of the Notes in accordance with the terms hereof, all such Class A Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.

4. Authorization of the Notes and Related Agreements; No Conflicts. All corporate action required to be taken by the board of directors, officers, and stockholders of the Company for the authorization, execution and delivery of this Agreement, the Notes and the Registration Rights Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Notes has been taken or will be taken prior to the Closing. This Agreement and each of the Notes, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (the “Enforceability Exceptions”). The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder and the issuance, sale and delivery of the Notes, and the performance of its obligations thereunder, (a) will not violate any provision of law or any order of any court or other agency of government, the result of any of which would have a Material Adverse Effect, (b) will not violate the Certificate of Incorporation or the Bylaws of the Company, and (c) will not (i) result in violation of any provision of any contract, indenture, agreement or other instrument to which the Company or any of its properties or assets is bound or conflict with, (ii) result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such contract, indenture, agreement or other instrument, or (iii) result in the creation or imposition of any lien, charge, restriction or encumbrance upon any of the properties or assets of the Company, in each case that would be material to the Company. The Company has obtained any consents, and has taken all actions, required under the Atlas Credit Facility and Lone Star Facility in connection with the execution, delivery and performance of this Agreement by the Company, including the issuance of the Notes and the Class A Common Stock issuable upon conversion of the Notes .

5. Authorization of the Class A Common Stock Issuable Upon Conversion. All corporate action required to be taken by the board of directors, officers, and stockholders of the Company for the issuance of the Class A Common Stock issuable upon conversion of the Notes has been taken or will be taken prior to any conversion of the Notes into Class A Common Stock.

6. Governmental Approvals for Issuance of Notes. Subject to the accuracy of the representations and warranties of the Purchasers set forth in ARTICLE III, no registration or filing with, or consent or approval of or other action by, any U.S. federal or state governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement or the issuance, sale and delivery of the Notes as contemplated by this Agreement, except for filings with Nasdaq and pursuant to applicable U.S. federal or state securities laws, all of which have been or will be made by the Company in a timely manner; provided, that this ARTICLE II, Section 6 does not apply to the issuance of Class A Common Stock upon conversion of the Notes.

7. General Solicitation; No Integration. Other than with respect to the Purchasers, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

8. SEC Reports; Financial Statements; Liabilities; Disclosure Controls.

(a)	As of their respective dates, all reports and other documents required to be filed by the Company with the SEC since January 1, 2023 (collectively, the “SEC Reports”) complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)	The financial statements of the Company (including all related notes or schedules) included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows as at the respective dates thereof and for the respective periods indicated, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Purchaser via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(c)	Neither the Company nor any of its subsidiaries has any liabilities of any nature (whether accrued, absolute, asserted or unasserted, known or unknown, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) specifically reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its subsidiaries as of the date of the Company’s most recent financial statements contained in the Company’s most recently filed, prior to the date hereof, Annual Report on Form 10-K or Quarterly Report on Form 10-Q (the “Balance Sheet Date”) included in the SEC Reports, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated by this Agreement, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its subsidiaries. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any material “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(d)	The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed and effective to ensure that material information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002. The Company has not identified (i) any material weakness or significant deficiency in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

9. Compliance with Laws; Permits. The Company and each of its subsidiaries are, and its and their business and operations are, and since January 1, 2023 have been, in compliance with all Laws and judgments, applicable to the Company or any of its subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries hold and maintain all licenses, registrations, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses as currently conducted, except where the failure to hold or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10. No Violations or Defaults. None of the Company or any of its subsidiaries are (i) in violation of its articles of incorporation or by-laws (or similar organizational documents) or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except where such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

11. Absence of Certain Changes. Except as disclosed in the SEC Reports, since the Balance Sheet Date, there has been no Material Adverse Effect and neither the Company nor any of its subsidiaries has (i) declared or paid any dividends, (ii) sold any material assets, individually or in the aggregate, outside of the ordinary course of business, (iii) made any material capital expenditures, individually or in the aggregate, outside of the ordinary course of business, (iv) made any revaluation of any of their respective material assets other than in the ordinary course of business, (v) made changes in the capital stock (other than as a result of (a) the exercise, if any, of stock options or the award, if any, of stock options or restricted stock in the ordinary course of business pursuant to the Company’s equity plans that are described in the SEC Reports or (b) the issuance, if any, of stock upon conversion of the Company’s securities as described in the SEC Reports or upon redemption of membership interests in the Company’s subsidiaries for Common Stock of the Company pursuant to the Company’s equity plans or compensation agreements that are described in the SEC Reports), partnership interests or membership interests, or (vi) made any change in the long-term debt of the Company and its subsidiaries, other than as incurred in the ordinary course of business.

12. Investment Company Act. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

13. Brokers and Finders. Other than Barclays Capital Inc., UBS Securities Inc. and Stillpoint Capital LLC, the Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the Transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

14. Listing and Maintenance Requirements. The Company’s Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action, and will take no action, designed to terminate the registration of the Class A Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company is, and will use best efforts to continue to be, in compliance in all material respects with the listing and maintenance requirements for continued trading of the Class A Common Stock on Nasdaq.

15. Legal Proceedings. There is no material action, suit, arbitration, proceeding, inquiry or investigation before or by Nasdaq, any court, public board, other Governmental Authority, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, the Common Stock or any of the Company’s or its subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, except as set forth in the SEC Reports, that would reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, there has not been, and to the knowledge of the Company, there is not pending or threatened, any inquiry or investigation by the SEC involving the Company, any of its subsidiaries or any current or former director or officer of the Company or any of its subsidiaries.

16. Solvency. As of each Closing, the Company is, individually and together with its subsidiaries, and after giving effect to the incurrence of all indebtedness and obligations being incurred in connection with this Agreement will be, generally able to meet their debts as they become due.

17. Cybersecurity. The information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases used or owned by, or leased or licensed to, the Company or any of its subsidiaries (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, and to the Company’s knowledge, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy, and security of all IT Systems used in connection with their businesses and data processed by or for Company or any of its subsidiaries (“Company Data”), including “Personal Data.” “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by the European Union General Data Protection Regulation or the United Kingdom General Data Protection Regulation (collectively, the “GDPR”); (iv) any information which qualifies as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); and (v) any other information that qualifies as “personal data,” “personal information,” “personally identifiable information,” or any similar term under any applicable Privacy Law, that allows the identification of any natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. There have been no breaches, violations, outages or instances of unauthorized access to, or use or other processing of, any Company Data, including any Personal Data, except where such breach, violation or outage would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are, and at all prior times were, in compliance in all material respects with all applicable Laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy, data protection, and security of IT Systems and Company Data, and to the protection of such IT Systems and Company Data, from unauthorized use, access, misappropriation or modification.

18. Privacy. The Company and its subsidiaries are, and at all prior times were, in compliance in all material respects with all applicable privacy, data protection and security laws and regulations, including, as applicable, HIPAA, the GDPR and the California Consumer Privacy Act, as amended by the California Privacy Rights Act (collectively, the “Privacy Laws”), and all Policies (as defined below, and together with the Privacy Laws, the “Privacy Requirements”). To ensure compliance with the Privacy Laws, the Company and its subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to privacy, data protection, and security, and the collection, storage, use, disclosure, handling, analysis, and other processing of Personal Data (the “Policies”). The Company and its subsidiaries have at all times made all notices and disclosures required by applicable Privacy Requirements, and none of such notices or disclosures, including in any made or contained in any Policy, has, to the knowledge of the Company, been inaccurate or in violation of any applicable Privacy Requirement in any material respect. Neither the Company nor any subsidiary: (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Privacy Law, and has no knowledge of any event or condition that would reasonably be expected to result in any such liability or violation; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

19. Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, applicable legislation implementing the Organization for Economic Co-operation and Development Convention on Bribery of Foreign Public Officials in International Business Transactions, and the rules and regulations thereunder or any other similar applicable foreign or domestic law or regulation; or (iv) made any illegal bribe, payoff, influence payment, kickback or other unlawful payment; except, in each case, where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

20. Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable money laundering laws of all jurisdictions to which the Company or its subsidiaries are subject, the rules and regulations thereunder issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action by or before any Governmental Authority involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

21. Sanctions. None of the Company, any of its subsidiaries or any director, officer, employee or, to the knowledge of the Company and its subsidiaries, nor, to the knowledge of the Company, any agent or other person acting for or on behalf of the foregoing is the subject or target of any economic or financial sanctions imposed, administered or enforced by the United States (including the U.S. Department of the Treasury Office of Foreign Assets Control and the U.S. Department of State) or other relevant sanctions authority (collectively, “Sanctions” and each such Person, a “Sanctioned Person”) or a Person with whom transactions are prohibited or restricted under applicable export control laws and regulations including the Arms Export Control Act (22 U.S.C. Section 2778 et. Seq.), the International Traffic in Arms Regulations (ITAR (22 C.F.R. 120 Parts 120-130), the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774) and all other applicable export control laws adopted by Governmental Authorities of the United States and other countries (“Export Control Laws”). None of the Company, any of its subsidiaries or any director, officer, employee or, to the knowledge of the Company and its subsidiaries, agent or other person acting for or on behalf of the foregoing has engaged in any prohibited dealings or transactions with any Sanctioned Person or any Person located in a country or territory that is or was the subject of comprehensive, territory-wide sanctions, including currently the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, or Syria (each, a “Sanctioned Country”). To the knowledge of the Company, the operations of the Company and its subsidiaries are, and have been conducted within the past three years, in material compliance with applicable Sanctions and Export Control Laws. The Company, any of its subsidiaries or any director, officer, employee or, to the knowledge of the Company and its subsidiaries, agent or other person acting for or on behalf of the foregoing are not now, and have not been, the subject of any actual or, to the knowledge of the Company or any of its subsidiaries, asserted or threatened charge, proceeding, investigation or inquiry with respect to potential or actual violations of any Sanctions Laws or Export Control Laws and have not made any voluntary disclosure with respect to an apparent violation of Sanctions Laws or Export Control Laws to any Governmental Authority or been subject to civil or criminal penalties imposed by any Governmental Authority administering Sanctions Laws or Export Control Laws.

22. Real Property. Each of the Company and its subsidiaries have (i) good and marketable title in fee simple to all real property owned by them and (ii) good and marketable title to all personal property owned by them that is material to the respective businesses of the Company and its subsidiaries, and, in each case, such properties are free and clear of all liens, encumbrances and defects, except as described in the SEC Reports or where such liens, encumbrances and defects do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries. Each of the Company and its subsidiaries have valid, subsisting and enforceable leases or subleases to all real property and buildings held under lease by them, with such limitations on the Company and its subsidiaries as are not material and do not materially interfere with the use made and proposed to be made of such leased real property by the Company and its subsidiaries.

Article III

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

At each Closing, each Purchaser purchasing a Note at such Closing, severally and not jointly, represents and warrants to the Company that:

1. Authority. If such Purchaser is an entity, such Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms subject to the Enforceability Exceptions.

2. Consents and Approvals for the Notes Issuance. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Authority is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions to which it is a party, except any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions.

3. Suitability.

(a)	The Purchaser is either (i) a qualified institutional buyer as defined in Rule 144A promulgated under the Securities Act or (ii) an institution that is an institutional accredited investor (as defined in Rule 501 promulgated under the Securities Act) and is aware that the sale of the Note is being made in reliance on a private placement exemption from registration under the Securities Act. The Purchaser is acquiring the Note (and any shares of Class A Common Stock issuable upon conversion of the Note) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling the Note (or any shares of Class A Common Stock issuable upon conversion of the Note) in violation of the Securities Act.

(b)	The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Notes (and any shares of Class A Common Stock issuable upon conversion of the Note) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Note (and any shares of Class A Common Stock issuable upon conversion of the Note) and is able at this time and in the foreseeable future to bear the economic risks of such investment, including the risk of total loss of the Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists. The Purchaser has sought such accounting, legal and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser represents and acknowledges that the Purchaser has adequately analyzed and fully considered the risks of an investment in the Notes (and any shares of Class A Common Stock issuable upon conversion of the Note) and determined that the Notes (and any shares of Class A Common Stock issuable upon conversion of the Note) are a suitable investment for the Purchaser. The Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Notes (and any shares of Class A Common Stock issuable upon conversion of the Note) or made any findings or determination as to the fairness of an investment in the Notes (and any shares of Class A Common Stock issuable upon conversion of the Note).

4. Unregistered Securities; Legend. Such Purchaser understands that the shares of Class A Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, that the shares of Class A Common Stock issuable upon conversion of the Notes must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration, that the shares of Class A Common Stock issuable upon conversion of the Notes shall bear a legend to such effect, and that appropriate transfer instructions may be issued. Such Purchaser further understands that such exemption depends upon, among other things, the bona fide nature of such Purchaser’s investment intent expressed herein.

5. No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation or (ii) published any advertisements in connection with the offer and sale of the Notes.

6. Brokers and Finders. The Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the Transactions contemplated by this Agreement.

7. Foreign Purchasers. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Note and the shares of Class A Common Stock issuable upon conversion of the Note, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Note and the shares of Class A Common Stock issuable upon conversion of the Note. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Note and the shares of Class A Common Stock issuable upon conversion of the Note will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.

8. Compliance with Office of Foreign Assets Control. The Purchaser represents and warrants that the Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable Law, provided that the Purchaser is permitted to do so under applicable Law. Purchaser represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Purchaser also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Purchaser further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Notes were legally derived.

9. Employee Benefit Plans. If the Purchaser is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, the Purchaser represents and warrants that neither the Company or any of its respective Affiliates (the “Transaction Parties”) have acted as the Plan’s fiduciary, or have been relied on for advice, with respect to its decision to acquire and hold the Notes, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Notes.

10. Group Membership. Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Purchaser with the SEC with respect to the beneficial ownership of the Company’s Common Stock prior to the date hereof, the Purchaser is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

11. Committee on Foreign Investment in the United States. The Purchaser will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Company as a result of the purchase and sale of the Notes hereunder such that a Declaration or Joint Voluntary Notice to the Committee on Foreign Investment in the United States would become mandatory under 31 C.F.R. Part 800. The Purchaser will not have or otherwise obtain control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of the Notes hereunder.

Article IV

ADDITIONAL COVENANTS AND RIGHTS

1. Information Rights. The Company shall deliver or make available (for clarity, information publicly available on the SEC’s website shall be deemed to have been made available) to the Purchasers:

(a)	No later than the earlier of (i) 135 days following the end of each fiscal year or (ii) the date on which such statements are required to be provided by the Company to one or more of its lenders pursuant to any credit agreement or other similar arrangement, audited consolidated financial statements of the Company for such fiscal year (including balance sheet, statement of operations and comprehensive income, statement of changes in capital (deficit) and statement of cash flows), consisting of statements of (i) the consolidated financial condition of the Company as of the end of such fiscal year and (ii) income and cash flows for such fiscal year, prepared in accordance with GAAP by a nationally-recognized audit firm;

(b)	No later than ninety (90) days following the end of each fiscal quarter, unaudited quarterly financial statements of the Company (including balance sheet, statement of operations and comprehensive income and statement of changes in capital (deficit)), prepared in accordance with GAAP;

(c)	Any information any such Purchaser may reasonably require for tax reporting and the preparation of tax returns; and

(d)	Any other information reasonably necessary for any such Purchaser to prepare any filings or fulfill other required reporting obligations as may be required by the disclosure requirements of the SEC or pursuant to the Exchange Act or the rules and regulations promulgated thereunder.

2. Limitations on Public Disclosure. The Purchaser and the Company shall, and shall cause their Affiliates to, consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such press release or announcement that the Purchaser or the Company determines, after consultation with outside legal counsel, is required by applicable Law, judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the party required to make the press release or announcement shall, if reasonably practicable, consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such press release or announcement in advance of such issuance, and the party required to make the press release or announcement will consider such comments in good faith.

3. Reservation of Class A Common Stock. The Company shall reserve and keep available at all times, free of preemptive or similar rights, a number of shares of Class A Common Stock equal to the maximum number of Class A Common Stock issuable upon conversion of the Notes at any time for purposes of satisfying conversions of the Notes.

Article V

MISCELLANEOUS

1. No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

2. Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement or the Notes may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Company obtains consent thereto in writing from the Holders of at least 60% of the aggregate principal amount of the Subordinated Obligations outstanding at such time (it being understood that any Subordinated Obligations that have been converted or exchanged into shares of Class A Common Stock shall not be outstanding for purposes of determining the amount of Subordinated Obligations outstanding) (the “Requisite Holders”); provided, however, that (i) no such change, addition, omission or waiver shall reduce the principal or interest rate on any Subordinated Obligations, without the consent of each Subordinated Creditor (as defined in the Note) affected thereby and (ii) no amendment shall be effective against a Subordinated Creditor which materially and adversely affects such Subordinated Creditor’s rights under this Agreement or under any Subordinated Obligations in a manner that is adverse to and materially different from the effect on other Subordinated Creditors, without such Subordinated Creditor’s written consent. In the event the Company offers payments or other incentives to Holders in connection with the Company seeking the approval of the Requisite Holders under this ARTICLE V, Section 2, the Company must offer such payment or other incentives to all Holders.

3. Addresses for Notices, etc. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be conclusively deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on their signature pages, or to such e-mail address or address as subsequently modified by written notice given in accordance with this ARTICLE V, Section 3. If notice is given to the Company, a copy shall also be sent to Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, Attn: Jared Fishman; which copy shall not constitute notice.

4. Binding Effect; Assignment. No Purchaser may assign its rights hereunder, by operation of law of otherwise, except to an Affiliate, without the prior written consent of the Company, which consent may not be unreasonably withheld. Such assignee shall be deemed a “Purchaser” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the assignor and assignee providing a written instrument to the Company notifying the Company of such assignment and the assignor agreeing in writing to be bound by the terms of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5. Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Notes or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof.

6. Entire Agreement. This Agreement and the Registration Rights Agreement (including any Schedules and Exhibits hereto) constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

8. Most Favored Nations.

(a)	If, within 12 months of the Initial Closing, the Company enters into any other agreement or instrument for Qualified Convertible Securities that contains economic or financial terms (howsoever designated) that are more favorable to the lender or holder of such security than those contained in this Agreement or the Note, the Company agrees that such economic or financial terms shall automatically be deemed to apply equally to this Agreement and the Note and agreements of the Company hereunder and under the Note, and shall be deemed to be incorporated into this Agreement and the Note mutatis mutandis, as if each reference therein to the other lender or holder were a reference to the Purchasers, and as if each reference therein to the relevant agreement or instrument for Qualified Convertible Securities were a reference to this Agreement and the Note. Promptly upon any request by the Purchasers therefor, the Company will execute and deliver such amendments to this Agreement and the Note, make such registrations and do such further acts as the Purchasers may reasonably request to reflect the inclusion of such more favorable economic or financial terms in this Agreement and the Note.

(b)	If, within 24 months of the Initial Closing, the Company enters into any other agreement or instrument for Qualified Convertible Securities which is senior in priority to the Notes, that benefits from any guaranty, security or other credit support, or that contains covenants, undertakings or events of default (howsoever designated) that are more favorable to the lender or holder of such security than those contained in this Agreement or the Note, the Company agrees that such priority ranking, guaranty, security, credit support, covenant, undertaking or event of default shall automatically be deemed to apply equally to this Agreement and the Note and agreements of the Company hereunder and under the Note, and shall be deemed to be incorporated into this Agreement and the Note mutatis mutandis, as if each reference therein to the other lender or holder were a reference to the Purchasers, and as if each reference therein to the relevant agreement or instrument for Qualified Convertible Securities were a reference to this Agreement and the Note. Promptly upon any request by the Purchasers therefor, the Company will execute and deliver such amendments to this Agreement and the Note, make such registrations and do such further acts as the Purchasers may reasonably request to reflect the inclusion of such more favorable guaranty, security, credit support, covenants, undertakings and events of default in this Agreement and the Note.

9. Governing Law. This Agreement and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with, the laws of the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (excluding the laws and rules of law applicable to conflicts or choice of law).

10. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11. Further Assurances. From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and the Purchasers shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

12. Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Notes.

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IN WITNESS WHEREOF, the parties hereto have executed this Convertible Security Investment Agreement on the day, month and year first above written.

COMPANY:

AST SPACEMOBILE, INC.

By:	/s/ Sean Wallace
Name:	Sean Wallace
Title:	Chief Financial Officer

Place of Execution: New York, New York

Address for Notice:

Midland Intl. Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

[Signature Page to Convertible Security Investment Agreement]

Purchaser Signature Page

By executing this page in the space provided, the undersigned investor hereby agrees (i) that it is a “Purchaser” as defined in the Convertible Security Investment Agreement, dated as of January 16, 2024, by and among AST SpaceMobile, Inc., a Delaware corporation and the Purchasers party thereto (the “Purchase Agreement”), (ii) that it is a party to the Purchase Agreement for all purposes, (iii) that it is bound by all terms and conditions of the Purchase Agreement, and (iv) that it is subscribing for a Note in the aggregate principal amount set forth below.

PURCHASER:

AT&T Venture Investments, LLC

By:	/s/ Robert LaGrone
Name:	Robert LaGrone
Title:	SVP, Corporate Development

Address for Notice:

208 S. Akard St.

Dallas, TX 75202

[Signature Page to Convertible Security Investment Agreement]

Purchaser Signature Page

By executing this page in the space provided, the undersigned investor hereby agrees (i) that it is a “Purchaser” as defined in the Convertible Security Investment Agreement, dated as of January 16, 2024, by and among AST SpaceMobile, Inc., a Delaware corporation and the Purchasers party thereto (the “Purchase Agreement”), (ii) that it is a party to the Purchase Agreement for all purposes, (iii) that it is bound by all terms and conditions of the Purchase Agreement, and (iv) that it is subscribing for a Note in the aggregate principal amount set forth below.

PURCHASER:

VODAFONE VENTURES LIMITED

By:	/s/ Edward Verner
Name:	Edward Verner
Title:	M&A Executive

Place of Execution: London, UK

Address for Notice:

1 Kingdom Street,

Vodafone Ventures

Limited,

One Kingdom Street,

Paddington, London,

W2 6BY

[Signature Page to Convertible Security Investment Agreement]

Purchaser Signature Page

By executing this page in the space provided, the undersigned investor hereby agrees (i) that it is a “Purchaser” as defined in the Convertible Security Investment Agreement, dated as of January 16, 2024, by and among AST SpaceMobile, Inc., a Delaware corporation and the Purchasers party thereto (the “Purchase Agreement”), (ii) that it is a party to the Purchase Agreement for all purposes, (iii) that it is bound by all terms and conditions of the Purchase Agreement, and (iv) that it is subscribing for a Note in the aggregate principal amount set forth below.

PURCHASER:

GOOGLE LLC

By:	/s/ Sanjay Kapoor
Name:	Sanjay Kapoor
Title:	Vice President, Corporate Development

Place of Execution: Mountain View, CA

Address for Notice:

1600 Amphitheatre Parkway

Mountain View, CA 94043

[Signature Page to Convertible Security Investment Agreement]

Exhibit B

Form of Note

THIS NOTE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE MADE PURSUANT TO SECTION 11.

No. [●]

AST SPACEMOBILE, INC.

Convertible Note

$[●]	[●, 2024]

For value received, AST SpaceMobile, Inc. (the “Company”), hereby promises to pay to the order of [●] (hereinafter together with his, her or its successors in title and assigns referred to as the “Holder”), on demand by the Requisite Holders on or after [●, 2034] (the “Maturity Date”), the original principal sum of $[●], as may be increased pursuance to the payment of PIK Interest (as defined below) pursuant to Section 1.1, together with accrued and unpaid interest thereon as set forth below (the “Amount Due”), unless earlier repaid or converted pursuant to the terms and conditions set forth below.

This Convertible Note (this “Note”) is one in a series of convertible notes (collectively, the “Notes”) issued by the Company pursuant to that certain Convertible Security Investment Agreement, dated as of [●, 2024], by and among the Company and the parties thereto (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Interest.

1.1 During the term of this Note, interest shall accrue on the Amount Due at an annual interest rate of five and a half percent (5.50%) (“Interest”), commencing on the Initial Closing, payable semi-annually on each June 30 and December 30, commencing June 30, 2024 (each, an “Interest Payment Due Date”). Interest shall be payable semi-annually in arrears on each Interest Payment Due Date, at the Company’s option, either (i) in cash or (ii) by increasing the principal amount of this Note by the amount of such interest (with such increased amount thereafter accruing Interest as well) on each Interest Payment Due Date (“PIK Interest”). In the event that the Company elects to pay PIK Interest on this Note pursuant to this Section 1.1, the schedule attached hereto as Annex A shall be annotated accordingly to reflect such increase to the principal amount on account of such payment of PIK Interest and the Company shall pay interest on subsequent Interest Payment Due Dates on the basis of such increased principal amount.

1.2 If the Company intends to pay cash with respect to the interest due on any Interest Payment Due Date in accordance with Section 1.1, the Company shall deliver a written notice of such election (a “Cash Interest Election”) to the Holder on or before the third (3rd) calendar day immediately prior to the applicable Interest Payment Due Date.

1.3 If the Company has not delivered a Cash Interest Election with respect to an Interest Payment Due Date on or before the third (3rd) calendar day immediately prior to the applicable Interest Payment Due Date, the principal amount of this Note will be increased by the amount of interest payable on such Interest Payment Due Date, and the Company shall make a record on its books of such increase to reflect such PIK Interest.

1.4 Interest hereunder will be paid to the Holder as provided in Section 2.1. All interest will be computed on the basis of a 360-day year of twelve (12) 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

2. Amount Due.

2.1 Payments. Payment of principal and interest (if required) shall be made in immediately available funds in lawful currency of the United States of America at the offices of the Holder or at such other place as the Holder hereof shall have designated to the Company in writing. Payment shall be credited first to any costs, expenses or charges then payable to the Holder, then to accrued interest then due and payable, and then to principal.

2.2 Notes Pari Passu. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Amount Due on all outstanding Notes on the basis of their original principal amount.

2.3 Prepayment. Subject to Section 2.4, this Note may not be prepaid without the written consent of the Requisite Holders. Any such approved prepayment must be made in accordance with Section 2.2 above.

2.4 Fundamental Change. In the event of a Fundamental Change, the Note shall be due and payable immediately prior to the consummation or occurrence, as applicable, in an amount equal to (i) the aggregate principal amount outstanding on the Note, plus (ii) all accrued and unpaid interest thereon. The Company shall deliver to all Holders on or before the tenth (10th) Business Day prior to the consummation of such Fundamental Change a Fundamental Change Notice. No failure of the Company to give the foregoing notice and no defect therein shall limit the Company’s obligation to repay the Note or affect the Holders’ right to convert its Note, as applicable, in accordance with this Section 2.4. If a Fundamental Change event occurs at any time within the twelve (12) months following the Initial Closing, the Holder shall have the right, at the Holder’s option, to convert, in whole or in part, the principal outstanding under this Note, together with all accrued but unpaid interest thereon, pursuant to the conversion mechanics set forth in Section 4.1 notwithstanding the fact that such conversion would occur during the twelve (12) month period following the Initial Closing; it being understood that such conversion shall be permissible solely to the extent all Governmental Approvals, if applicable to the Holder, shall have been obtained and effective as of the date such Notes are converted.

3. Event of Default. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in clause f) or g) of “Event of Default” under ARTICLE I, Section 5 of the Purchase Agreement with respect to the Company), unless the principal of all of the Subordinated Obligations (as defined below) shall have already become due and payable, the Requisite Holders by notice in writing to the Company may declare 100% of the principal of, and accrued and unpaid interest on, all the Subordinated Obligations to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything in the Subordinated Obligations contained to the contrary notwithstanding. If an Event of Default specified in clauses f) or g) of “Event of Default” under ARTICLE I, Section 5 of the Purchase Agreement with respect to the Company occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all Subordinated Obligations shall automatically be immediately due and payable without any declaration or other act on the part of any Holder.

4. Conversion.

4.1 Optional Conversion by the Holders. Subject to (i) Section 2.4 and (ii) Section 4.5, at any time after twelve (12) months following the Initial Closing, the Holder shall have the right, at the Holder’s option, to convert, in whole or in part, the principal outstanding under this Note, together with all accrued but unpaid interest thereon (such portion of the principal outstanding elected to be converted, together with all accrued but unpaid interest thereon, the “Converted Outstanding Balance”), into that number of validly issued and fully paid shares of Class A Common Stock determined by dividing the Converted Outstanding Balance by the conversion price of $5.75 (as proportionately increased or decreased as necessary to reflect the proportionate change in the shares of Class A Common Stock as a result of any stock dividends, stock splits, recapitalizations, combinations, consolidations or the like) (the “Conversion Price”). The Holder’s election to convert this Note, in whole or in part, into (i) shares of Class A Common Stock and, if applicable, (ii) in the event of a partial conversion, a new Note with the same terms as this Note, with a principal amount equal to (A) the Amount Due immediately prior to the delivery of the Holder Conversion Notice, minus (B) the Converted Outstanding Balance (such new Company Note, a “New Note”), pursuant to this Section 4 shall be effective upon (1) the receipt by the Company of written notice in accordance with Section 12 (a “Holder Conversion Notice”), which shall be irrevocable, and (2) the cancellation of this Note by the Company, which shall be deemed to occur automatically upon receipt by the Company of a Holder Conversion Notice (regardless of whether this Note has been surrendered by the Holder).

4.2 Optional Conversion by the Company. Subject to (i) the satisfaction of the Governmental Approvals, if applicable with respect to the Holder, and (ii) Section 4.5, if at any time after twelve (12) months following the Initial Closing, the VWAP of the Company’s shares of Class A Common Stock equals or exceeds one hundred and thirty percent (130%) of the Conversion Price (as proportionately increased or decreased as necessary to reflect the proportionate change in the shares of Class A Common Stock as a result of any stock dividends, stock splits, recapitalizations, combinations, consolidations or the like) for thirty (30) consecutive Trading Days, prior to the date of the Company Conversion Notice (as defined below), the Company shall have the right on the immediately succeeding Trading Day after the last Trading Day of such 30-Trading Day period, at the Company’s option, to cause the Holder to convert, in whole or in part, the principal outstanding under this Note, together with the Converted Outstanding Balance, into that number of validly issued and fully paid shares of Class A Common Stock determined by dividing the Converted Outstanding Balance by the conversion price of the Conversion Price (as proportionately increased or decreased as necessary to reflect the proportionate change in the shares of Class A Common Stock as a result of any stock dividends, stock splits, recapitalizations, combinations, consolidations or the like). The Company’s election to cause the Holder to convert this Note, in whole or in part, into (a) shares of Class A Common Stock and (b) in the event of a partial conversion, a New Note with the same terms as this Note, with a principal amount equal to (x) the Amount Due immediately prior to the delivery of the Company Conversion Notice, minus (y) the Converted Outstanding Balance, pursuant to this Section 4 shall be effective upon (i) the receipt by the Holder of written notice in accordance with Section 11 (a “Company Conversion Notice”), which shall be irrevocable, and (ii) the cancellation of this Note by the Company, which shall be deemed to occur automatically upon receipt by the Holder of a Company Conversion Notice (regardless of whether this Note has been surrendered by the Holder). Each of the Holder and the Company will use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable to obtain all necessary Governmental Approvals, if applicable with respect to the Holder.

4.3 Fractional Shares. No fractional shares of any of the Company’s equity securities, including the Class A Common Stock, will be issued in connection with any conversion of this Note and if a fractional share results from the conversion of the Note, the Company will round down to the nearest whole share.

4.4 Certificate or Book Entry Statement. As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Holder, upon surrender of the Note, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion, or if such shares of Class A Common Stock are to be issued in unregistered form, a book entry confirmation statement from the Company’s transfer agent confirming the issuance of the shares of Class A Common Stock.

4.5 Holder’s Conversion Limitations. Notwithstanding anything to the contrary contained in this Note, the Company shall not effect any conversion of this Note pursuant to Section 4.2 with respect to a Note held by any Holder who, together with its Affiliates, holds less than $100,000,000 in aggregate principle amount of the Notes, and any Holder who, together with its Affiliates, holds less than $100,000,000 in aggregate principal amount of the Notes shall not effect any conversion of this Note pursuant to Section 4.1, in either case, into shares of Class A Common Stock to the extent that after giving effect to such conversion the aggregate number of shares of Class A Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of shares of Class A Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act would exceed 4.99% (the “Beneficial Ownership Limitation”) of the total number of issued and outstanding shares of Class A Common Stock; provided, that the Beneficial Ownership Limitation shall only apply to the extent that the Class A Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1 under the Exchange Act. For purposes of this Note, in determining the number of outstanding shares of Common Stock, such Holder may rely on the number of outstanding shares of Class A Common Stock as reflected in (i) the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, filed with the SEC prior to the date hereof, (ii) a more recent public announcement by the Company or (iii) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of such Holder, the Company shall within two (2) Trading Days confirm in writing or by electronic mail to such Holder the number of shares of Class A Common Stock then outstanding. In any case, the number of outstanding shares of Class A Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by such Holder and its Affiliates since the date as of which such number of outstanding shares of Class A Common Stock was reported. By written notice to the Company, such Holder may from time to time increase or decrease the maximum percentage to any other percentage specified not in excess of 9.99% in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For purposes of this Section 4.5, the aggregate number of shares of Common Stock or voting securities beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of shares of Class A Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act shall include the shares of Class A Common Stock issuable upon the conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which would be issuable upon (i) conversion of the remaining unconverted portion of this Note by such Holder and (ii) exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including, without limitation, any securities of the Company which would entitle the holder thereof to acquire at any time shares of Class A Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Class A Common Stock), is subject to a limitation on conversion or exercise analogous to the limitation contained herein and is beneficially owned by such Holder or any of its Affiliates and other Persons whose beneficial ownership of shares of Class A Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act.

4.6 Conversion Price Adjustment. If, within 12 months of the Initial Closing, the Company in any manner issues or sells (excluding the issuance or sale of restricted share or restricted share units, or options to employees, officers or directors of the Company pursuant to any share or option plan duly adopted for such purpose) any Qualified Convertible Security and the lowest price per share for which one share of Class A Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the then Conversion Price (a “Dilutive Issuance”), then the Conversion Price for all purposes, including for the avoidance of doubt Section 4.2, shall be reduced to the lowest price per share for which one share of Class A Common Stock is issuable upon the conversion, exercise or exchange thereof in connection with such Dilutive Issuance.

5. [RESERVED].

6. No Set-Off. All payments by the Company under this Note shall be made without set-off or counterclaim and be without any deduction or withholding for any taxes or fees of any nature, unless the obligation to make such deduction or withholding is imposed by law, in which case the Company shall make any withholding required by law.

7. Subordination.

7.1 To induce one or more lenders to extend credit to the Company, and for the benefit of such lenders, the Holder agrees, by its acceptance of this Note, for itself and for each future holder (if any) of this Note, that the obligations evidenced by this Note are expressly subordinate and junior in right of payment to all indebtedness for borrowed money of the Company (other than the Notes) under any agreement or contract with any senior creditor, including principal amounts and accrued interest and/or profit, as the case may be (including, without limitation, any interest and/or profit, as the case may be, that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company) (the “Senior Obligations”). For purposes of this Note, “subordinate and junior in right of payment” shall mean that no part of the Subordinated Obligations shall have any claim to the Company’s assets on a parity with or prior to the claim of the Senior Obligations. From and after the date of receipt of notice from any senior creditor of any default with respect to any of the Senior Obligations, the Subordinated Creditor (as defined below) shall not ask for, demand, sue for, take or receive any payments with respect to all or any part of the Subordinated Obligations or any security therefor, whether from the Company or any other source, unless and until the Senior Obligations have been paid in full. The Subordinated Creditor further agrees that upon any distribution of money or assets, or readjustment of the indebtedness of the Company whether by reason of foreclosure, liquidation, composition, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the Subordinated Obligations, or the application of the assets of the Company to the payment or liquidation thereof, the senior creditors shall be entitled to receive payment in full in cash of all of the Senior Obligations prior to the payment of any part of the Subordinated Obligations.

7.2 If, notwithstanding the provisions of Section 7.1 of this Note, any payment or distribution of any character (whether in cash, securities or other property) or any security shall be received by the Subordinated Creditor, in each case, in respect of this Note, in contravention of Section 7.1, and before all the Senior Obligations shall have been indefeasibly paid in full in cash (other than contingent obligations for which no claim or demand has been made), such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered or transferred to, the senior creditors or the agent for the senior creditors for the benefit of the senior creditors, as applicable. Such payments received by the Subordinated Creditor and delivered to the senior creditors or the agent for the senior creditors, as applicable, shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such erroneous payment had never been paid by the Company or received by the Subordinated Creditor. In the event of the failure of the Subordinated Creditor to endorse or assign any such payment, distribution or security, a senior creditor is hereby irrevocably authorized to endorse or assign the same.

8. Treatment of the Notes. The Company and the Holder agree, unless otherwise required by a change in applicable law or by a determination (as defined in Section 1313(a) of the Code), (i) not to treat this Note as a “contingent payment debt instruments” governed by Treasury Regulations Section 1.1275-4, and (ii) not to file any tax return, statement, report or declaration inconsistent with the foregoing.

9. Transfers; Successors and Assigns.

9.1 This Note, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the Company, the holder of this Note, and their respective heirs, successors and assigns; provided, however, that the Company may not transfer or assign its obligations hereunder, by operation of law or otherwise, without the written consent of the Requisite Holders; and provided further that the Holder may not transfer or assign its rights hereunder, by operation of law of otherwise, except to an Affiliate, without the consent of the Company. Any purported transfer by a Holder in violation of this paragraph shall be void ab initio.

9.2 Notwithstanding anything else in this Note to the contrary, the right of any Holder (or transferee) to receive principal or interest payments under this Note may be transferred only through the surrender of the current Note and reissuance of a new note by the Company pursuant to the provisions of this paragraph. The foregoing language is intended to cause the Note to be in “registered form” as defined in Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c) and shall be interpreted and applied consistently therewith.

10. No Rights or Liabilities as Stockholder; No Personal Liability. This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose. Holder agrees that no stockholder, director or officer of the Company shall have any personal liability for the repayment of this Note.

11. Amendment. This Note may be amended or modified, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived, either generally or in a particular instance and either retroactively or prospectively, upon written consent of the Company and the Requisite Holders; provided, however, that (i) no such change, addition, omission or waiver shall reduce the principal or interest rate on any Note, without the consent of the holder thereof and (ii) no amendment shall be effective against a Holder which materially and adversely affects such Holder’s rights under such Holder’s Notes in a manner that is adverse to and materially different from the effect on other Holders of the Notes, without such Holder’s written consent.

12. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on their signature pages to the Purchase Agreement, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 11. If notice is given to the Company, a copy shall also be sent to Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, Attn: Jared Fishman, which copy shall not constitute notice.

13. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14. Governing Law. This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with, the laws of the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (excluding the laws and rules of law applicable to conflicts or choice of law).

15. Intercreditor Provisions. This Note constitutes a part of a series of obligations, together with all other Notes issued under this series (collectively, the “Subordinated Obligations”, and each holder or lender thereof, a “Subordinated Creditor”). By accepting this Note, the Subordinated Creditor hereof agrees that any and all payments under the Subordinated Obligations as between all Subordinated Creditors shall be paid equally and ratably. Furthermore, without the approval or joinder of the Requisite Holders, no Subordinated Creditor may accelerate the obligations of the Company under its Subordinated Obligations and commence and complete the exercise of all of its other rights and remedies thereunder. No Subordinated Creditor has an obligation to the other Subordinated Creditors to take any steps with regard to the enforcement or protection of other Subordinated Creditors’ rights to the security for its Subordinated Obligation. In the event of a default by the Company under any Subordinated Obligation, should any payment, distribution or security or proceeds be received by a Subordinated Creditor upon or with respect to such Subordinated Creditor’s Subordinated Obligation prior to the satisfaction in full of the default, such Subordinated Creditor shall immediately deliver the same equally and ratably to all Subordinated Creditors in the form received (except for endorsement or assignment by such Subordinated Creditor where required), for ratable application on the Subordinated Obligations (whether or not then due) and, until so delivered, the same shall be held in trust on behalf of all Subordinated Creditors by such Subordinated Creditor as the property of all Subordinated Creditors. Notwithstanding anything herein to the contrary, the Company may not prepay a Subordinated Obligation at any time in whole or in part, unless (i) no default exists under the Subordinated Obligations, (ii) such payment on the Subordinated Obligations will be paid equally and ratably to all Subordinated Creditors, or (iii) all Subordinated Creditors otherwise agree in writing to such prepayment.

[Signature on following page]

IN WITNESS WHEREOF, this Note has been duly executed on behalf of the undersigned on the day and in the year first written above.

AST SPACEMOBILE, INC.

By:
Name:	[●]
Title:	[●]

Place of Execution: [New York, New York]

[Signature Page to Convertible Note]

IN WITNESS WHEREOF, this Note has been duly acknowledged on behalf of the undersigned on the day and in the year first written above.

[PURCHASER]

By:
Name:	[●]
Title:	[●]

Place of Execution: [New York, New York]

[Signature Page to Convertible Note]